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EXHIBIT 12

PEPSIAMERICAS, INC.
STATEMENT OF CALCULATION
OF RATIO OF EARNINGS TO FIXED CHARGES

	First Half				Fiscal Years
	2003		2002		2002		2001		2000		1999		1998
Earnings:
Income from Continuing Operations Before Taxes and Minority Interest	$91.7		$128.1		$220.2		$173.9		$141.1		$71.6		$152.2
Fixed Charges	49.4		41.5		86.5		99.8		91.7		73.5		51.5

Earnings as Adjusted	$141.1		$169.6		$306.7		$273.7		$232.8		$145.1		$203.7

Fixed Charges:
Interest Expense	$44.5		$37.7		$77.1		$92.6		$85.8		$67.1		$46.4
Portion of Rents Representative of Interest Factor	4.9		3.8		9.4		7.2		5.9		6.4		5.1

Fixed Charges	$49.4		$41.5		$86.5		$99.8		$91.7		$73.5		$51.5

Ratio of Earnings to Fixed Charges *	2.9	x	4.1	x	3.5	x	2.7	x	2.5	x	2.0	x	4.0	×

*
In the first half of 2003, we recorded special charges of $7.4 million. In addition, we recorded a $12.4 million gain related to a favorable tax settlement that arose from the 1990 termination of our Employee Stock Option Plan, an $8.8 million loss related to the early extinguishment of debt, additional tax accruals of $4.3 million, and an additional $2.1 million related to the sale of a parcel of land.

We recorded special charges totaling $2.6 million in 2002. In addition, we recorded a $3.5 million gain on the sale of a parcel of land related to our non-operating entities.

In the fourth quarter of 2001, we recorded special charges totaling $9.2 million. Additionally, we recorded a gain on pension curtailment of $8.9 million in the first quarter of 2001, as well as a special charge of $4.6 million.

We recorded a special charge of $21.7 million during 2000.

We recorded special charges of $27.9 million during 1999, as well as a $56.3 million pretax charge to reduce the book value of non-operating real estate. In addition, we recorded a $13.3 million pretax gain on the sale of operations in Marion, Virginia; Princeton, West Virginia; and the St. Petersburg area of Russia.

Intercompany interest income from Hussmann and Midas was $1.6 million in 1998. Although the operations of Hussmann and Midas have been discontinued, this amount is included above in income from continuing operations before taxes.

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PEPSIAMERICAS, INC. STATEMENT OF CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES